EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our reports dated March 29, 2007, relating to the consolidated financial statements and financial statement schedules of Reading International, Inc. and its subsidiaries and management’s report on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Reading International, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 29, 2007